Filed Pursuant to Rule 433
Registration No. 333-134553

Final Term Sheet

Lehman Brothers Holdings Inc.
Japanese Yen Linked Warrants

Issuer:	Lehman Brothers Holdings Inc.

Ratings:	A1/A+/A+

Pricing Date:	December 20, 2006

Settlement Date:	December 28, 2006

Security Type:	Japanese Yen Linked Warrants

Legal Format:	SEC-registered

Expiration Date:	June 20, 2008

Issue Price:	$6.31 per Warrant

Number of Warrants:	5,450,000 Warrants

Denominations:	100/100

Exercise Date:	Any New York business day from and including December 28, 2006 to but excluding 3:00 p.m. (New York time) on June 19, 2008.

Issue Amount:	$34,389,500

Notional Amount:	$90.00 per Warrant

Initial Exchange Rate:	118.10 Japanese Yen per U.S. Dollar

Listing:	American Stock Exchange (“BYW.WS”)

Joint Managers:	Lehman Brothers, Oppenheimer & Co.

CUSIP:	52520W127

ISIN:	US52520W1273

Common Code:	027890059

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC, for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers by calling toll-free at 1-888-603-5847 or from Oppenheimer & Co. by calling toll-free at 1-800-221-5588, Attention: Syndicate.